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Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2000 Non-Employee Directors' Stock Option Plan and Amended and Restated 2000 Equity Incentive Plan of InterMune, Inc. of our report dated January 16, 2004, (except for note 18 for which the date is February 26, 2004), with respect to the consolidated financial statements and schedule of InterMune, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Palo Alto, California June 23, 2004

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CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM